October 22, 2003                Craig A. Creaturo
                                Chief Accounting Officer and Treasurer
                                (724) 352-4455
                                ccreaturo@ii-vi.com
                                II-VI Homepage:  www.ii-vi.com



                           II-VI INCORPORATED
            REPORTS FIRST QUARTER EARNINGS ON RECORD REVENUES


PITTSBURGH, PA., October 22, 2003 -- II-VI Incorporated (NASDAQ NMS:
IIVI) today reported results for its first fiscal quarter ended September 30, 2003. Net earnings for the quarter ended September 30, 2003 were $3,114,000 ($0.21 per share-diluted). These results compare with net earnings of $2,206,000 ($0.15 per share-diluted) in the first quarter of last fiscal year.

Bookings for the quarter ended September 30, 2003 were stable at $34,582,000 compared to $34,873,000 in the first quarter of last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter ended September 30, 2003 increased 8% to a record $34,094,000 from $31,571,000 in the first quarter of last fiscal year.

Francis J. Kramer, president and chief operating officer said, "Our first quarter results were on track with expectations and revenues set a new quarterly record. We continue to expect fiscal year 2004 revenue growth at approximately 10% and earnings per share growth at approximately 15%. While the infrared optics segment currently powers the growth of the corporation, we may see improvement in our other segments as the semi-conductor industry improves and companies increase research and development spending. The latter would favorably affect our eV PRODUCTS division and Wide Bandgap Materials (WBG) group."

                          Segment Bookings and Revenues
                          -----------------------------

Bookings for the quarter ended September 30, 2003 for infrared optics increased 7% to $22.3 million from $20.8 million in the first quarter of last fiscal year. Revenues for the quarter ended September 30, 2003 for infrared optics increased 8% to $19.9 million from $18.4 million in the first quarter of the last fiscal year.

Bookings for the quarter ended September 30, 2003 for near-infrared optics decreased 33% to $4.6 million from $6.9 million in the first quarter of last fiscal year. Revenues for the quarter ended September 30, 2003 for near-infrared optics increased 9% to $6.0 million from $5.4 million in the first quarter of the last fiscal year.

Bookings for the quarter ended September 30, 2003 for military optics increased 33% to $6.1 million from $4.6 million in the first quarter of the last fiscal year. Revenues for the quarter ended September 30, 2003 for military optics remained steady at $5.7 million compared to $5.8 million in the first quarter of the last fiscal year.

Combined bookings for the quarter ended September 30, 2003 for the eV PRODUCTS division and the Wide Bandgap Materials group (which comprise the "Other" category for segment reporting purposes) decreased to $1.5 million compared to $2.6 million in the first quarter of the last fiscal year. Revenues for the quarter ended September 30, 2003 from these two groups increased to $2.6 million compared to $1.9 million in the first quarter of last fiscal year.

                                    Outlook
                                    -------

For the second fiscal quarter ending December 31, 2003, the Company currently forecasts revenues to range from $33 million to $35 million and earnings per share to range from $0.19 to $0.23. For the fiscal year ending June 30, 2004, the Company currently expects revenues to range from $139 million to $143 million and earnings per share to range from $0.89 to $0.97. As discussed in more detail below, actual results may differ from these forecasts due to factors such as changes in product demand, competition and general economic conditions.

                              Webcast Information
                              -------------------

The Company will host a conference call at 10:00 a.m. Eastern Time on Thursday, October 23, 2003 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://www.firstcallevents.com/service/ajwz391064370gf12.html.
Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

This press release contains forward-looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Any information which is not historical in nature constitutes such forward-looking statements. Actual results may differ from the results described in any forward-looking statements due to, among other things, changes in market demand for infrared, near-infrared and military infrared optics, and products of the eV PRODUCTS division and Wide Bandgap Materials group, the Company's ability to maintain or increase market share, the Company's ability to effectively address market opportunities, and general market and economic conditions throughout the world. Additional information on potential factors that could affect the Company's financial results was included in the Company's Form 10-K for the year ended June 30, 2003 as filed with the Securities and Exchange Commission.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)



                                             Three Months Ended
                                                September 30,
                                              2003         2002
                                            --------     --------
Revenues

Net sales                                   $ 32,053     $ 29,209
Contract research and development              2,041        2,362
                                            --------     --------
                                              34,094       31,571
                                            --------     --------

Costs, Expenses & Other (Income) Expense

Cost of goods sold                            18,066       18,087
Contract research and development              1,991        2,244
Internal research and development              1,087          959
Selling, general and administrative            8,226        7,195
Interest expense                                 134          278
Other income, net                                (91)        (114)
                                            --------     --------
                                              29,413       28,649
                                            --------     --------

Earnings Before Income Taxes                   4,681        2,922

Income Taxes                                   1,567          716

Net Earnings                                $  3,114     $  2,206
                                            ========     ========

Diluted Earnings Per Share                  $   0.21     $   0.15
                                            ========     ========

Average Shares Outstanding - Diluted          14,639       14,371


II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)


                                            September 30,   June 30,
                                                2003         2002
                                            ------------   ---------

Assets

Current Assets
  Cash and cash equivalents                 $  14,256      $  15,583
  Accounts receivable, net                     22,747         22,086
  Inventories                                  25,851         24,384
  Deferred income taxes                         3,173          3,794
  Other current assets                          1,724          1,968
                                            ------------   ---------
    Total Current Assets                       67,751         67,815

Property, Plant & Equipment, net               59,399         57,954
Goodwill, net                                  28,987         28,987
Investment                                      1,776          1,792
Other Intangible Assets, net                    5,355          4,643
Other Assets                                    1,938          1,602
                                            ------------   ---------
                                            $ 165,206      $ 162,793
                                            ============   =========


Liabilities and Shareholders' Equity

Current Liabilities
  Accounts payable                          $   6,958      $   6,115
  Current portion of long-term debt             7,549          6,923
  Other current liabilities                    11,910         14,577
                                            ------------   ---------
    Total Current Liabilities                  26,417         27,615


Long-Term Debt-less current portion            15,358         16,782

Other Liabilities, primarily deferred           7,853          6,875
  income taxes

Shareholders' Equity                          115,578        111,521
                                            ------------   ---------
                                            $ 165,206      $ 162,793









II-VI Incorporated and Subsidiaries
Condensed Segment and Other Selected Financial Information (Unaudited)
($000)

In addition to reported results under U.S. GAAP, the following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA), which are non-GAAP financial measures. Management believes segment earnings to be a useful measure because it reflects the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and non-cash charges. Where appropriate, a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure is presented.


                                            Three Months Ended
                                               September 30,
Segment Information                         2003          2002
-------------------                       --------      --------

Revenues

Infrared Optics                           $ 19,906      $ 18,354
Near-Infrared Optics                         5,951         5,467
Military Infrared Optics                     5,682         5,794
Other                                        2,555         1,956
                                          --------      --------
  Total Revenues                          $ 34,094      $ 31,571
                                          ========      ========

Segment earnings (loss)
Infrared Optics                           $  5,451      $  4,231
Near-Infrared Optics                           544           362
Military Infrared Optics                        (6)          257
Other                                       (1,265)       (1,764)
                                          --------      --------
  Total Segment Earnings                  $  4,724      $  3,086



                                            Three Months Ended
                                               September 30,
Other Selected Financial Information        2003          2002
------------------------------------      --------      --------

Earnings before interest, income taxes,   $  7,173      $  5,621
depreciation and amortization (EBITDA)

Cash paid for capital expenditures        $  2,838      $  1,766

Payments on borrowings, net               $  1,012      $  1,336




II-VI Incorporated and Subsidiaries
Condensed Segment and Other Selected Financial Information (Unaudited)
(cont.)
($000)

Reconciliation of Segment Earnings and EBITDA
---------------------------------------------
to Earnings Before Income Taxes
-------------------------------
                                            Three Months Ended
                                               September 30,
                                            2003          2002
                                          --------      --------

Segment Earnings                          $  4,724      $  3,086
Interest expense                               134           278
Other income, net                              (91)         (114)
                                          --------      --------
  Earnings before income taxes            $  4,681      $  2,922
                                          ========      ========


EBITDA                                    $  7,173      $  5,621
Interest expense                               134           278
Depreciation and amortization                2,358         2,421
                                          --------      --------
  Earnings before income taxes            $  4,681      $  2,922
                                          ========      ========


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